Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Castle Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	2019 Equity Incentive Plan Common Stock, par value $0.001 per share	Other	1,370,526(3)	$24.00	$32,892,624	0.0001476	$4,855

Equity	2019 Employee Stock Purchase Plan Common Stock, par value $0.001 per share	Other	274,105 (4)	$24.00	$6,578,520	0.0001476	$971

Total Offering Amounts							$5,826

Total Fee Offsets							$—

Net Fee Due							$5,826

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.001 per share (“Common Stock”), of Castle Biosciences, Inc. (the “Registrant”) that become issuable under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) or the Registrant’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on February 23, 2024, as reported on the Nasdaq Global Market.

(3)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2019 Plan on January 1, 2024 pursuant to an “evergreen” provision contained in the 2019 Plan. Pursuant to such provision, on January 1st of each year through (and including) January 1, 2029, the number of shares authorized for issuance under the 2019 Plan will be automatically increased by an amount equal to the lesser of: (a) 5% of the total number of shares of capital stock of the Registrant outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of Common Stock as the Registrant’s board of directors (the “Board”) may designate prior to the applicable January 1st.

(4)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2019 ESPP on January 1, 2024 pursuant to an “evergreen” provision contained in the 2019 ESPP. Pursuant to such provision, on January 1st of each year through (and including) January 1, 2029, the number of shares authorized for issuance under the 2019 ESPP will be automatically increased by an amount equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 411,935 shares; or (c) such lesser number of shares of Common Stock as the Board may designate prior to the applicable January 1st.